UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 13, 2009

AMERICA’S DRIVING RANGES, INC.

(Exact name of registrant as specified in its charter)

Nevada	33-154912	26-2797630
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

78365 Highway 111, #287

La Quinta, CA 92253

Address of Principal Executive Offices

Zip Code

(760) 360-9547

Registrant’s Telephone Number, Including Area Code

With Copies to:

Robert L. B. Diener, Esq.

Law Offices of Robert Diener

122 Ocean Park Blvd.

Suite 307

Santa Monica, CA 90405

Phone: (310) 396-1691

Fax: (310) 362-8887

N/A

Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Purchase Agreement

On April 13, 2009, Paul Hait (“Hait”) and Dennis Cullison (“Cullison”) (Hait and Cullison are hereinafter referred to collectively as the “Acquirors”) each acquired 9,990,000 shares of the Company’s common stock (aggregating 19,980,000 shares and hereinafter referred to as the “Shares”) in a private transaction from Chris Bellile (“Bellile”).  The Acquirors acquired the Shares in consideration of the Company’s release of Bellile for all actions in her capacity as an officer and director of the Company.   The Shares, in the aggregate, comprise 49.95% of the Company’s issued and outstanding shares of common stock calculated on a fully-diluted basis. While the Shares comprise less than 50% of the issued and outstanding shares of the Company, simultaneously with the Share acquisition, Bellile resigned from the Company’s Board of Directors and Hait and Cullison were simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

No funds were exchanged on the acquisition of the Shares.

Prior to the acquisition of the Shares, the Acquirors were not affiliated with the Company. However, the Acquirors will be deemed affiliates of the Company after the acquisition of the Shares as a result of their stock ownership interest in the Company.

The acquisition of the Shares by the Acquirors was completed pursuant to an oral agreement and was not the subject of any written agreement.    The acquisition was not subject to any other terms, conditions, representations or warranties other than the transfer of the Shares in exchange for the Company release of Bellile.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On April 13, 2009, concurrent with the acquisition of the Shares by the Acquirors, Bellile submitted her resignation as Secretary/Treasurer and a director of the Company effective that date.  Simultaneously, the Board appointed and elected Paul Hait to the office of Secretary and a director of the Company and Dennis Cullison to the office of treasurer and a director of the Company.  John Birchard remains the only additional director and continues in his office as president of the Company.

Paul Hait, Secretary and a Director of the Company since April 13, 2009, is a graduate of Stanford University.  He holds a BS Degree in Mechanical Engineering with a minor in Industrial Design.  In 1960, he won an Olympic Gold Medal in World Record time swimming the 100 Meter Breaststroke Leg in the 4x100 Medley Relay in Rome, Italy. He holds over 50 patents in such diversified fields as Ultra High Vacuum systems and components (Varian Associates, Inc.), a Medical/Dental Chair system (J. W. Cross Co.), Pemmican Beef and Buffalo Jerky ( sold to General Mills in 1978), Action Films hand-held movie viewer (sold to Fisher Price Toy Co.), a Metronomic exercise device, Pyromid Outdoor Cooking Systems (now Ecoprime, LLC), an Emergency Cross Plate Gel Fueled Stove with Flat-Pack pots (owned by Paul Hait Management, LLC ) among others.

Dennis Cullison, Treasurer and a Director of the Company since April 13, 2009, is in the business of importing and breeding high-end horses. He is also Secretary / Chief Financial Officer and Director of Herb-Vita, Inc.  Mr. Cullison is a native Oregonian and graduated in 1978 from Benson Polytechnic High School.  Mr. Cullison attended Portland State University and Portland Community College where he received his Business Degree, Certificate in Computer Programming and Certificate in Graphic Arts.  Mr. Cullison is one of the Founders of US Organic Marketing, LLC. He is active in developing and marketing of products, products sales and Web design to promote and sell their products world-wide.

Neither Mr. Hait nor Mr. Cullison expects to devote their full-time energies to the Company’s business and affairs for the foreseeable future.

ITEM 9.01.	EXHIBITS

None

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2009.

AMERICA’S DRIVING RANGES, INC.

/s/ John Birchard
John Birchard
President

4